Exhibit 21

LIST OF SUBSIDIARIES OF CHANTICLEER HOLDINGS, INC.

Name	Jurisdiction of Incorporation

Chanticleer Advisors, LLC	Nevada, U.S.A.

Avenel Ventures, LLC	Nevada, U.S.A.

Avenel Financial Services, LLC	Nevada, USA

Chanticleer Holdings Limited	Jersey

DineOut SA Ltd.	England

Chanticleer Holdings Australia Pty, Ltd.	Australia

Dimaflo (Pty.) Ltd.	South Africa

Tundraspex (Pty.) Ltd.	South Africa

Civisign (Pty.) Ltd.	South Africa

Diamlogix (Pty.) Ltd.	South Africa

Chanticleer and Shaw Foods (Pty.) Ltd.	South Africa

Kiarabrite (Pty.) Ltd.	South Africa